Exhibit 99.1

News Release

For Further Information Call:

Dr. Chris L. Koliopoulos

President and CEO

Voice: 860-347-8506

inquire@zygo.com

ZYGO REPORTS Q2 FISCAL 2011 REVENUES INCREASE 38% OVER LAST YEAR

NET EARNINGS OF $0.32 PER SHARE AIDED BY GAIN FROM ACQUISITION

MIDDLEFIELD, CT, February 7, 2011 – Zygo Corporation (NASDAQ: ZIGO) today announced its financial results for the second quarter of fiscal 2011, ended December 31, 2010. Second quarter fiscal 2011 net revenues of $36.1 million increased 38% from $26.1 million during the same period in the prior year. The Company recorded net earnings from continuing operations attributable to Zygo for the second quarter of fiscal 2011 of $5.8 million, or $0.32 per diluted share, as compared with a loss from continuing operations attributable to Zygo of $1.3 million, or a $0.07 loss per diluted share, in the second quarter of fiscal 2010. The second quarter of fiscal 2011 net earnings from continuing operations included a gain of $0.11 per diluted share, net of tax, attributable to the acquisition of assets of the ASML US, Inc. Richmond, California optics operation, resulting in adjusted net earnings per share of $0.21. The second quarter of fiscal 2010 net loss from continuing operations included charges of $1.6 million, or $0.09 per diluted share, related to severance costs and costs associated with the retirement of our former CEO and search for our current CEO. A reconciliation between GAAP (Accounting Principles Generally Accepted in the United States of America) operating results and non-GAAP operating results is provided following the financial statements that are part of this release.

Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation, commenting on the second quarter results, said, “We are very pleased with our second quarter results, particularly relating to the revenues and earnings from our core product lines, with especially strong results from our Metrology Solutions Division. Our revenues for the second quarter, excluding the contributions from the Richmond acquisition, grew 29% year-over-year and 8% from the first quarter of this fiscal year. The new Zygo Richmond optics operation contributed an additional $2.5 million in revenues, and achieved positive operating results. We were able to maintain our progress on improving our financial results even as we integrated the Richmond operation.”

Continuing to comment, “Overall gross margins rose to nearly 47%. The higher gross margins resulted from product mix considerations relating to increased revenues from metrology products, as well as increased manufacturing efficiencies. The positive gains we made in gross margins are expected to be slightly impacted by the anticipated increased revenues from the Richmond operation with comparatively lower margins typically seen in the optics business. We intend to continue to optimize the integration of all our core optics manufacturing operations to improve gross margins derived from increasing optics revenue. Our balance sheet remains strong as our cash and short-term marketable securities balances are still over $46 million after a cash payment for the acquisition of assets associated with the Richmond operation of over $7 million.”

Bookings of $46.4 million for the second quarter of fiscal 2011 increased 36% from the prior quarter, aided by significant bookings in our Metrology Solutions Division and $11.3 million in bookings from our new Richmond operation. Bookings for the Metrology Solutions Division accounted for 61% of the bookings received, with the Optical Systems Division contributing the remaining 39%. Backlog rose to $58.1 million at December 31, 2010.

Highlights in the quarter include:

  Strong metrology bookings, increasing 72% from the prior year quarter and 23% from the first quarter aided by OEM sales to semiconductor equipment manufacturers.
  Completed acquisition of the assets of ASML US, Inc’s, Richmond, California optics operation.
  $11.3 million in bookings for the Richmond operation.
  Continued strong metrology systems bookings from China.

For the first six months of fiscal 2011, the Company recorded net revenues of $67.2 million and net earnings from continuing operations attributable to Zygo of $8.4 million, or $0.47 per diluted share, compared with net revenues of $47.4 million and a net loss from continuing operations attributable to Zygo of $5.2 million, or $0.31 loss per diluted share, for the first six months of fiscal 2010. The first six months of fiscal 2011 net earnings from continuing operations included a gain of $0.11 per diluted share, net of tax, related to the acquisition of assets of ASML US, Inc.’s, Richmond, California optics operation. The first six months of fiscal 2010 net loss from continuing operations included $1.7 million, or $0.10 per diluted share, related to severance costs and costs associated with the retirement of our former CEO and search for our current CEO.

Commenting on the recent acquisition, Dr. Koliopoulos said, “We have considerably expanded our optical manufacturing capabilities with this acquisition, creating the Extreme Precision Optics Group to address the highest requirements of optical component fabrication for our customers. We expect the Richmond operation to provide highly synergistic capabilities that can immediately address new opportunities in semiconductor, defense, and the life-sciences markets. I am pleased with the integration of the operation into the Zygo family, as evidenced by the company’s ability to continue to deliver high quality products, on-time, during the on-going transition phase. During the quarter, we also accounted for a gain on the acquisition as a result of the fair market valuation of the building and, to a lesser extent, the machinery and equipment that was purchased from ASML US, Inc. In combination with the integration of financial results of the recent acquisition, for the next quarter we expect continued significant year-over-year growth in revenues along with improving operating results.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment, bio-medical, scientific and industrial markets.

Note: Zygo’s teleconference to discuss the results of the second quarter of fiscal 2011 will be held at 5 PM Eastern Time on February 7, 2011 and can be accessed by dialing 800-672-1467. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations, and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plans,” “strategy,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customer; manufacturing and supplier risks; risks of booking cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to the reorganization of our business; dependence on proprietary technology and key personnel; length of the revenues cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to recent and announced business acquisitions, including the acquisition of the assets of ASML US, Inc.’s Richmond, California facility, and integration of the business and employees; and the risk related to the Company’s recent and announced changes to senior management. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2010, filed with the Securities and Exchange Commission on September 13, 2010.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Net revenues	$36,086	$26,081	$67,205	$47,406
Cost of goods sold	19,192	15,128	36,108	29,279
Gross margin	16,894	10,953	31,097	18,127

Selling, general, and administrative expenses	8,257	8,365	15,468	15,141
Research, development, and engineering expenses	3,768	3,896	7,133	7,543
Operating profit (loss)	4,869	(1,308)	8,496	(4,557)

Other income
Interest income, net	8	23	6	74
Miscellaneous income, net	1,324	24	1,507	84
Total other income	1,332	47	1,513	158
Earnings (loss) from continuing operations before
income taxes, including noncontrolling interest	6,201	(1,261)	10,009	(4,399)
Income tax benefit (expense)	(111)	308	(754)	(374)
Net earnings (loss) from continuing operations	6,090	(953)	9,255	(4,773)

Net earnings (loss) from discontinued operations, net of tax	—	(639)	91	(2,474)

Net earnings (loss) including noncontrolling interest	6,090	(1,592)	9,346	(7,247)
Less: Net earnings attributable to noncontrolling interest	316	313	844	445
Net earnings (loss) attributable to Zygo Corporation	$5,774	$(1,905)	$8,502	$(7,692)

Basic - Earnings (loss) per share attributable
to Zygo Corporation
Continuing operations	$0.33	$(0.07)	$0.47	$(0.31)
Discontinued operations	—	(0.04)	0.01	(0.14)
Net earnings (loss) per share	$0.33	$(0.11)	$0.48	$(0.45)

Diluted - Earnings (loss) per share attributable
to Zygo Corporation
Continuing operations	$0.32	$(0.07)	$0.47	$(0.31)
Discontinued operations	—	(0.04)	0.01	(0.14)
Net earnings (loss) per share	$0.32	$(0.11)	$0.48	$(0.45)

Weighted average shares outstanding
Basic shares	17,596	16,993	17,554	16,968
Diluted shares	17,993	16,993	17,862	16,968

Amounts Attributable to Zygo Corporation
Net earnings (loss) from continuing operations
attributable to Zygo Corporation	$5,774	$(1,266)	$8,411	$(5,218)
Discontinued operations, net of tax	—	(639)	91	(2,474)
Net earnings (loss) attributable to Zygo
Corporation	$5,774	$(1,905)	$8,502	$(7,692)

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Thousands)

	December 31, 2010	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$45,105	$46,536
Marketable securities	1,000	1,000
Receivables, net	28,806	19,948
Inventories	27,221	25,220
Prepaid expenses and other current assets	1,815	1,643
Income tax receivable	—	1,050
Current assets of discontinued operations	17	17
Total current assets	103,964	95,414

Marketable securities	1,045	922
Property, plant, and equipment, net	32,483	23,029
Intangible assets, net	5,781	5,387
Other assets	—	413
Total assets	$143,273	$125,165

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,851	$8,426
Accrued expenses	15,735	14,064
Income tax payable	1,008	152
Current liabilities of discontinued operations	167	287
Total current liabilities	24,761	22,929

Other long-term liabilities	5,544	1,359
Long-term liabilities of discontinued operations	198	281

Commitments and contingencies	—	—

Total stockholders' equity - Zygo Corporation	110,356	98,403
Noncontrolling interest	2,414	2,193
Total stockholders' equity	112,770	100,596
Total liabilities and stockholders' equity	$143,273	$125,165

Zygo Corporation and Subsidiaries

Reported Results to Non-GAAP Results

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

GAAP operating profit (loss) (as reported)	$4,869	$(1,308)	$8,496	$(4,557)
Adjustments to operating expenses
Severence charges (SG&A)	—	422	—	435
Severence charges (RD&E)	—	305	—	377
CEO retirement and search costs (SG&A)	—	897	—	897
Total non-GAAP adjustments to operating expenses	—	1,624	—	1,709

Non-GAAP operating profit (loss), as adjusted	$4,869	$316	$8,496	$(2,848)

GAAP other income (as reported)	$1,332	$47	$1,513	$158
Adjustments to other income - acquisition gain	(1,289)	—	(1,289)	—
Total non-GAAP other income	$43	$47	$224	$158

Net earnings attributable to noncontrolling interest (as reported)	316	313	844	445

GAAP income tax benefit (expense) (as reported)	(111)	308	(754)	(374)
Adjustment to income taxes: valuation allowance *1	(725)	—	(725)	—
Total non-GAAP income tax benefit (expense)	$(836)	$308	$(1,479)	$(374)

Non-GAAP net earnings (loss) - continuing operations as adjusted	$3,760	$358	$6,397	$(3,509)

GAAP earnings(loss) per diluted share - continuing operations (as reported)	$0.32	($0.07)	$0.47	($0.31)
Non-GAAP net earnings (loss) per diluted share - continuing operations as adjusted	$0.21	$0.02	$0.36	($0.21)

*1 The Company’s reported results for fiscal 2010 and 2011 include a full valuation allowance on its deferred tax assets. Accordingly, for purposes of computing non-GAAP net earnings (loss), as adjusted, the Company has assumed no tax benefit would be recorded in fiscal 2010 and 2011. The adjustment in fiscal 2011 reflects the removal of the tax benefit associated with the change in the valuation allowance due to the effect of the acquisition.

Non-GAAP operating profit (loss), as adjusted, non-GAAP net earnings (loss), as adjusted and non-GAAP net earnings (loss) per share, as adjusted, are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities and a reconciliation of such amounts to reported results is presented above. These non-GAAP financial measures are not intended to replace reported amounts of operating profit (loss), net earnings (loss) or net earnings (loss) per share, which respectively are the most directly comparable GAAP financial measures. The Company believes that providing such a reconciliation is useful to users of the financial statements, since it excludes certain significant and unusual charges in the Company’s results, thus enhancing comparability of the Company’s results between periods presented. These non-GAAP measures are not alternatives to the most directly comparable reported measures under GAAP and should not be considered as alternatives to operating profit (loss), net earnings (loss), and net earnings (loss) per shares or any other measure of consolidated operating results under GAAP.